Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

PLUMAS BANCORP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)		Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, no par value	457	(c)	576,550	(2)	$ 28.89	$16,656,530	$$0.0000927	$1,544.06
Fees Previously Paid
	Total Offering Amounts									$1,544.06
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									$1,544.06

(1)  In addition to the common stock set forth in the table, the amount to be registered includes an indeterminate number of shares issuable pursuant to stock splits and stock dividends in accordance with Rule 416.

(2)  Represents shares of the registrant’s common stock currently reserved for issuance under the Plumas Bancorp 2022 Equity Incentive Plan (the “2022 Plan”). To the extent that awards outstanding under the 2022 Plan are forfeited, cancelled, surrendered or terminated without issuance of shares, the shares of common stock subject to such awards will be available for future issuance under the 2022 Plan.

(3)  For purposes of computing the registration fee only. Pursuant to Rule 457(c) and (h), the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices for Plumas Bancorp common stock on The Nasdaq Stock Market on July 15, 2022.